EXHIBIT 99.1

GEON ACQUIRES PLASTISOL FORMULATOR DENNIS CHEMICAL

CLEVELAND, Ohio — September 7, 1999 — The Geon Company (NYSE: GON) announced today that it has completed an agreement to acquire Dennis Chemical Company, Inc., a privately held custom plastisol formulator of specialty vinyl resins and urethanes.

Headquartered in St. Louis, Missouri, Dennis Chemical has approximately 115 employees in two manufacturing locations in St. Louis and Commerce, California. The company recorded $38 million in sales for the year ended December 31, 1998, and has demonstrated strong sales growth the past three years.

The acquisition is expected to be immediately accretive after interest and goodwill amortization. Geon anticipates that Dennis Chemical will contribute $0.05 per share in 2000, before synergies.

The waiting period under the Hart Scott Rodino Improvement Act of 1976, applicable to Geon’s proposed acquisition of Dennis Chemical, expired on August 26, 1999, without a request for additional information from the Federal Trade Commission.

“This acquisition is consistent with our strategy of acquiring and growing complementary businesses in polymer services,” said Thomas A. Waltermire, Geon chairman and chief executive officer. “Because of its position in urethanes, Dennis is an excellent fit with our other businesses and will provide us with a strong presence on the West Coast.”

Dennis Chemical is the fifth plastisol formulator that Geon has acquired in the past 15 months. Plastisols are highly plasticized vinyl compounds that consume specialty vinyl resins, a Geon product. These compounds are sold to end users primarily for coating applications such as automotive interior parts, flooring, and fabric and metal coating uses.

Since mid-1998, Geon also has acquired formulators Plast-O-Meric, Adchem, Wilflex and Acrol Holdings Limited of Widnes, England. With the addition of Dennis Chemical, the formulators have combined annual sales of approximately $165 million.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, calendering and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries now employ more than 3,100 people and have 28 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.